Exhibit 10(s)

       EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT

     EMPLOYMENT, NONDISCLOSURE AND NON-COMPETE AGREEMENT ("Agreement") made and entered into as of this 1st day of June, 1998 by and between RICHARDSON ELECTRONICS, LTD., a Delaware corporation with its principal place of business located at P.O. Box 393, 40W267 Keslinger Road, LaFox, IL 60147-0393 (the "Company"), and FLINT COOPER of 12543 Still Harbour Drive, Houston TX 77041 (hereinafter called "Executive").

                             RECITALS

     WHEREAS, the Company desires to continue to employ Executive as its Executive Vice President and General Manager, Security
Systems Division upon the terms and conditions stated herein; and

     WHEREAS, Executive desires to continue to be so employed by the Company at the salary and benefits provided for herein; and

     WHEREAS, Executive acknowledges and understands that during the course of his employment, Executive has and will become familiar with certain confidential information of the Company which provides Company with a competitive advantage in the marketplace in which it competes, is exceptionally valuable to the Company, and is vital to the success of the Company's business; and

     WHEREAS, the Company and Executive desire to protect such confidential information from disclosure to third parties or its use to the detriment of the Company; and

     WHEREAS, the Executive acknowledges that the likelihood of disclosure of such confidential information would be substantially reduced, and that legitimate business interests of the Company would be protected, if Executive refrains from competing with the Company and from soliciting its customers and employees during and following the term of the Agreement, and Executive is willing to covenant that he will refrain from such actions.

     NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements hereinafter set forth, the parties hereto acknowledge and agree as follows:

                           ARTICLE ONE

                  NATURE AND TERM OF EMPLOYMENT

     1.01 Employment. The Company hereby agrees to continue to employ Executive and Executive hereby accepts continued employment as the Company's Executive Vice President and General Manager,
Security Systems Division.

     1.02 Term of Employment. Executive's employment pursuant to this Agreement shall commence on June 1, 1998 and, subject to the other provisions of this Agreement, the term of such employment (the "Employment Term") shall continue indefinitely. This Agreement and Executive's employment may be terminated without reason or cause by not less than one (1) year written notice given by one party to the other. In the event of such termination the Company may assign such duties or no duties to Executive as it, in its discretion, desires during such notice period. The Company may terminate the Employment Term earlier so long as it pays compensation in lieu of notice for the required balance of notice period. This Agreement and Executive's employment may also be terminated in the circumstances and manner provided in Article Five below.

     1.03 Duties. Executive shall perform such managerial duties and responsibilities in connection with the Company's Security Systems Division or its successor, and/or such other duties and responsibilities as may be assigned by the President/COO, or such other person as the Company may designate from time to time.

     1.04 Compliance With Company Policy. Executive will adhere to the policies and procedures of the Company, including, without limitation, its Code of Conduct, and will follow the supervision and direction of Company's President/COO or such other person as the Company may designate from time to time in the performance of his duties. Executive agrees to devote his full working time, attention and energies to the diligent and satisfactory performance of his duties hereunder and to developing and improving the business and best interests of the Company. Executive agrees to perform such duties and responsibilities to the satisfaction of the President of the Company. Executive shall not engage in any other business activity, whether or not such business activity is pursued for gain or any other pecuniary advantage, without the prior written consent of the Company. The Company hereby consents to Executive's engaging in a tropical plant business so long as his activity in connection therewith does not interfere with his performance of his duties and obligations as an employee of the Company. Executive will use all reasonable efforts to promote and protect the good name of the Company and will comply with all of his obligations, undertakings, promises, covenants and agreements as set forth in this Agreement. Executive will not, during the Employment Term or during any period during which Executive is receiving payments pursuant to Section 1.02, Article 2 and/or
Section 5.06, engage in any activity which would have, or reasonably be expected to have, an adverse affect on the Company's reputation, goodwill or business relationships or which would result, or reasonably be expected to result, in economic harm to the Company.

                           ARTICLE TWO

                    COMPENSATION AND BENEFITS

For all services to be rendered by Executive in any capacity hereunder (including as an officer, director, committee member or otherwise of the Company or any parent or subsidiary thereof or any division of any thereof) on behalf of the Company, the Company agrees to pay Executive so long as he is employed hereunder, and the Executive agrees to accept, the compensation set forth below.

     2.01 Salary. During the term of Executive's employment hereunder, the Company shall pay to Executive an annual salary ("Salary") of One Hundred Forty Thousand and 00/100 Dollars ($140,000.00), payable in installments as are customary under the Company's payroll practices from time to time. The Company at its sole discretion may, but is not required to, review and adjust the Executive's Salary from year to year; provided, however, that, except as may be expressly consented otherwise in writing by Executive, Company may not decrease Executive's Salary. No additional compensation shall be payable to Executive by reason of the number of hours worked or by reason of hours worked on Saturdays, Sundays, holidays or otherwise.

     2.02 Bonus Plan. During the term of the Executive's employment hereunder, the Executive shall be a participant in the Strategic Business Unit Manager Incentive Plan, as modified from time to time (the "Annual Incentive Plan"). The Executive's "target bonus percentage" for purposes of the Annual Incentive Plan shall be fifty percent (50%) of base Salary for fiscal year 1999. Such bonus shall be determined and paid strictly in accordance with the Annual Incentive Plan as modified or reduced by Company from time to time at its discretion, and for any partial fiscal year the bonus shall be computed and paid only for the portion of the fiscal year Executive is employed hereunder, i.e. until the end of the Employment Term.

     2.03 Special Bonus. The Company shall pay Executive a special bonus in the amount of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500), of which amount Forty Six Thousand Eight Hundred Seventy Five Dollars will be paid in the form of a Restricted Stock Award under the Company's 1996 Incentive Compensation Plan on June 1, 1998 and the balance of One Hundred Forty Thousand Six Hundred Twenty Five Dollars will be paid in cash in three equal annual installments of Forty Six Thousand Eight Hundred Seventy Five Dollars each on December 1, 1998, December 1, 1999 and December 1, 2000.

     2.03 Other Benefits. Company will provide Executive such benefits (other than bonus, severance and incentive compensation benefits) as are generally provided by the Company to its other Executives, including but not limited to, health/major medical insurance, dental insurance, disability insurance, life insurance, sick days and other Executive benefits (collectively "Other Benefits"), all in accordance with the terms and conditions of the applicable Other Benefits Plan. Nothing in this Agreement shall require the Company to maintain any benefit plan nor prohibit the Company from modifying any such plan as it sees fit from time to time. It is only intended that Executive shall be entitled to participate in any such plan offered for which he may qualify under the terms of any such plan as it may from time to time exist, in accordance with the terms thereof.

     2.04 Disability.   Any compensation Executive receives under
any disability benefit plan provided by Company during any period of disability, injury or illness shall be in lieu of the compensation which Executive would otherwise receive under Article Two during such period of disability, injury or sickness.

     2.05 Withholding. All salary, bonus and other payments described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.


                          ARTICLE THREE

                     CONFIDENTIAL INFORMATION
                           RECORDS AND
                            REPUTATION

     3.01 Definition of Confidential Information. For purposes of this Agreement, the term "Confidential Information" shall mean all of the following materials and information (whether or not reduced to writing and whether or not patentable) to which Executive receives or has received access or develops or has developed, in whole or in part, as a direct or indirect result of his employment with Company, its predecessors or its subsidiaries or through the use of any of the Company's, its predecessors' or its subsidiaries's facilities or resources:

               (1) Customer lists, including, but not limited to, customer names, customer contact persons, customer requirements, and customer data; supplier lists, including, but not limited to, supplier names, supplier contact persons, supplier capabilities, and supplier data; marketing techniques; practices; methods; plans; systems;
          processes; purchasing information; price lists; pricing policies; quoting procedures; product information;
          operating policies and procedures; financial information;
          and other materials or information relating to the manner in which the Company, its predecessors or its subsidiar-

          ies, or its customers and/or suppliers do business;

               (2) Discoveries, concepts and ideas, whether patentable or not, or copyrightable or not, including without limitation the nature and results of research and development activities, processes, formulas, techniques, "know-how," designs, drawings and specifications;

               (3) Any other materials or information related to the business or activities of Company which are not generally known to others engaged in similar businesses or activities or which could not be gathered or obtained without expenditure of time, effort and money; and

               (4) All inventions and ideas which are derived from or relate to Executive's access to or knowledge of any of the above enumerated materials and information.

The Confidential Information shall not include any materials or information of the types specified above to the extent that such materials or information are publicly known or generally utilized by others engaged in the same business or activities in the course of which the Company, its predecessors or its subsidiaries utilized, developed or otherwise acquired such information or materials and which Executive has gathered or obtained from such other public sources by his own (other than on behalf of the Company, its predecessors or subsidiaries) expenditure of time, effort and money. Failure to mark any of the Confidential Informa-

tion as confidential shall not affect its status as part of the Confidential Information under the terms of this Agreement.

     3.02 Ownership of Confidential Information. Executive agrees that the Confidential Information is and shall at all times remain the sole and exclusive property of Company. Executive agrees to disclose immediately to Company all Confidential Information developed in whole or part by him during the term of his employment with Company under this Agreement or any prior or subsequent agreement (oral or written) and to assign to Company any right, title or interest he may have in such Confidential Information.

Without limiting the generality of the foregoing, every invention, improvement, product, process, apparatus, or design which Executive may take, make, devise or conceive, individually or jointly with others, during the period of his employment by the Company under this Agreement or any prior or subsequent agreement (oral or written), whether during business hours or otherwise, which relates in any manner to the business of the Company either now or at any time during the period of his employment), or which may be related to the Company in connection with its business (hereinafter collectively referred to as "Invention") shall belong to and be the exclusive property of the Company and Executive will make full and prompt disclosure to the Company of every Invention. Executive will assign to the Company, or its nominee, every Invention and Executive will execute all assignments and other instruments or documents and do all other things necessary and proper to confirm the Company's right and title in and to every Invention; and Executive will perform all proper acts within his power necessary or desired by the Company to obtain letters patent or copyright or other registration in the name of the Company (at the Company's expense) for every Invention in whatever countries the Company may desire, without payment by the Company to Executive of any royalty, license fee, price or additional compensation.

     3.03. Non Disclosure of Confidential Information. Except as required in the faithful performance of Executive's duties hereunder (or as required by law), during the term of his employment with Company under this Agreement or any prior or subsequent agreement (oral or written) and for a period after the termination of such employment until the Confidential Information no longer meets the definition set forth above of Confidential Information with respect to Executive, Executive agrees not to directly or indirectly reveal, report, publish, disseminate, disclose or transfer any of the Confidential Information to any person or entity, or utilize for himself or any other person or entity any of the Confidential Information for any purpose (including, without limitation, in the solicitation of existing Company customers or suppliers), except in the course of performing duties assigned to him by Company. Executive further agrees to use his best endeavors to prevent the use for himself or others, or dissemination, publication, revealing, reporting or disclosure of, any Confidential Information.

     3.04 Protection of Reputation. Executive agrees that he will at no time, either during his employment with the Company under this Agreement or any prior or subsequent agreement (oral or written) or at any time after termination of such employment, engage in conduct which injures, harms, corrupts, demeans, defames, disparages, libels, slanders, destroys or diminishes in any way the reputation or goodwill of the Company, its subsidiaries, or their respective shareholders, directors, officers, employees, or agents, or the services provided by the Company or the products sold by the Company, or its other properties or assets, including, without limitation, its computer systems hardware and software and its data or the integrity and accuracy thereof.

     3.05 Records and Use of Company Facilities. All notes, data, reference materials, memoranda and records, including, without limitation, data on the Company's computer system, computer reports, products, customers and suppliers lists and copies of invoices, in any way relating to any of the Confidential Information or Company's business, all records relating to the Company's or any subsidiary's operations, investigations, and business, and any notes with respect to such records, made or received by Executive in connection with his employment under this Agreement or any prior or subsequent agreement (oral or written) , and all copies of such records or notes made by, for, or with the consent of Executive, are and shall be the Company's property exclusively, and Executive agrees to maintain them in a manner so as to secure their confidentiality and to turn over to Company all copies of such materials (in whole or in part) in his possession or control at the request of Company or, in the absence of such a request, upon the termination of Executive's employment with Company. Upon termination of Executive's employment with Company, Executive shall immediately refrain from seeking access to Company's (a) telephonic voice mail, E-mail or message systems, (b) computer system and (c) computer data bases and software. The foregoing shall not prohibit Executive from using Company's public Internet (not Intranet) site.

                           ARTICLE FOUR

            NON-COMPETE AND NON-SOLICITATION COVENANTS

     4.01 Non-Competition and Non-Solicitation. Executive acknowledges that it may be very difficult for him to avoid using or disclosing the Confidential Information in violation of Article Three above in the event that he is employed by any person or entity other than the Company in a capacity similar or related to the capacity in which he is employed by the Company. Accordingly for that reason, as well as independently thereof, Executive agrees that he will not, during the term of employment with Company under this or any subsequent agreement (oral or written) and for a period of two (2) years after the termination of such employment, irrespective of the time, manner or cause of such termination
(except that if Executive's termination of employment is involuntary then the period of restriction shall be for one year after the end of the period for which the Company has paid compensation to Executive, or if Executive's termination of employment is by Executive because, and Company has not, provided the capital investment called for by the agreed to annual Business Plan, then the restriction shall terminate on the date of termination of employment), directly or indirectly (whether or not for compensation or profit):

               (1) Engage in any business or enterprise the nature of which is directly competitive with that of the Company, including, without limitation, a business or enterprise engaged primarily in the business of distributing closed circuit television security systems and fire or burglar alarm systems, and parts, components or services for such systems in the territories served by the Company's
          Security Systems Division and in the channels and to the customers served by such Division, or manufacturing of such products if also engaged in distribution thereof such as, Ultrak, any Pittway company and any DSC/Tried company, (a "Prohibited Business"); or

               (2) Participate as an officer, director, creditor, promoter, proprietor, associate, agent, employee, partner, consultant, sales representative or otherwise, or promote or assist, financially or otherwise, or directly or indirectly own any interest in any person or entity involved in any Prohibited Business; or

               (3) Canvas, call upon, solicit, entice, persuade, induce, respond to, or otherwise deal with, directly or indirectly, any individual or entity which, during Executive's term of employment with the Company under this or any subsequent agreement (oral or written), was or is a customer or supplier, or proposed customer or supplier, of the Company, for the following:

                         (a) to purchase (with respect to customers) or sell (with respect to suppliers) products of the types or kinds sold by the Company or which could be substituted for (including, but not limited to, rebuilt products), or which serve the same purpose or function as, products sold by the Company (all of which products are herein sometimes referred to, jointly and severally, as "Prohibited Products"), or

                         (b) to request or advise any such customer or supplier to withdraw, curtail or cancel its business with the Company; or

               (4) For himself or for or through any other individual or entity call upon, solicit, entice, persuade, induce or offer any individual who, during Executive's term of employment with the Company under this or any subsequent agreement (oral or written), was an employee or sales representative or distributor of the Company, employment by, or representation as sales agent or distributor for, any one other than the Company, or request or advise any such employee or sales agent or distributor to cease employment with or representation of the Company, and Executive shall not approach, respond to, or otherwise deal with any such employee or sales representative or distributor of Company for any such purpose, or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.
          Notwithstanding the foregoing, Executive may hire former employees of the Company, subject to any confidentiality and non-competition or other obligations any such employee may have to the Company, at any time after that date which is (i) one (1) year after the date of such former employee's date of termination of employment with the Company if the termination was voluntary on the part of the employee, or (ii) the date of such former employee's date of termination of employment with the Company if the termination was involuntary on the part of the employee.

     4.02 Obligation independent Each obligation of each subparagraph and provision of Section 4.01 shall be independent of any obligation under any other subparagraph or provision hereof or thereof.

     4.03 Public Stock Nothing in Section 4.01, however, shall prohibit Executive from owning (directly or indirectly through a parent, spouse, child or other relative or person living in the same household with Executive or any of the foregoing), as a passive investment, up to 1% of the issued and outstanding shares of any class of stock of any publicly traded company.

     4.04 Business Limitation If, at the termination of Executive's employment under this or any subsequent agreement (oral or written) and for the entire period of twelve (12) months prior thereto his duties and responsibilities are limited by the Company so that he is specifically assigned to, or responsible for, one or more divisions, subsidiaries or business units of the Company, then subparagraphs (1) through (3) of Section 4.01 shall apply only to any business or products which compete with the business or products of such divisions, subsidiaries or business units.

     4.05 Area Limitation If at the termination of Executive's employment under this or any subsequent agreement (oral or written) and for the entire period of twelve (12) months prior thereto he has responsibility for only a designated geographic area, then subparagraphs (1) through (3) of Section 4.01 shall apply only within such area.

     4.06 Permitted Activity For purpose of further clarification it is agreed that Executive may be employed by an entity who or which is (a) only a manufacturer of a Prohibited Product so long as such manufacturer does not also act as a distributor, such as, Ultrak, any Pittway company or any DSC/Tried company, or (b) a dealer in Prohibited Products so long as such dealer does not also act as a distributor; provided that in such activity Executive does not violate the other provisions of this Article Four in his activities for such an employer except that in his activities on behalf of a security dealer he may contact and purchase product from the Company's suppliers.


                           ARTICLE FIVE

                           TERMINATION

     5.01 Termination of Executive for Cause. The Company shall have the right to terminate Executive's employment at any time for "cause." Prior to such termination, the Company shall provide Executive with written notification of any and all allegations constituting "cause" and the Executive shall be given five (5) working days after receipt of such written notification to respond to those allegations in writing. Upon receipt of the Executive's response, the Company shall meet with the Executive to discuss the allegations, but, thereafter, Company may take such action as it deems appropriate, including, termination of employment.

     For purposes hereof, "cause" shall mean (i) an act or acts of personal dishonesty taken by the Executive and intended to result in personal enrichment of the Executive, (ii) material violations by the Executive of the Executive's obligations or duties under, or any terms of, this Agreement, which are not remedied in a reasonable period (not to exceed ten (10) days) after receipt of written notice thereof from the Company, (iii) any violation by the Executive of any of the provisions of Articles Three, or Four, (iv) Executive commits or is arrested for, charged with, indicted for or convicted (by trial, guilty or no contest plea or otherwise) of (a) a felony, (b) any other crime involving moral turpitude, (c) any violation of law which would impair the ability of the Company or any affiliate to obtain any license or authority to do any business deemed necessary or desirable for the conduct of its actual or proposed business, or (d) any other criminal activity or conduct in violation of the Company's Code of Conduct which, in the good faith opinion of the Company, would impair the Executive's ability to perform his duties hereunder or would impair the business or reputation of the Company, (v) the Security Systems Division of the Company (or the successor entity to such business) fails in any fiscal year to meet the earnings goal therefor as set forth in the Business Plan for such fiscal year, or (vi) Executive commits an act, or omits to take action, in bad faith or in detriment of the Company.

     5.02 Termination of Executive Because of Executive's Disability, Injury or Illness. The Company shall have the right to terminate Executive's employment if Executive is unable to perform the duties assigned to him by the Company because of Executive's disability, injury or illness, provided however, such inability must have existed for a total of one hundred eighty (180) consecutive days before such termination can be made effective.
Any compensation Executive receives under any disability benefit plan provided by Company during any period of disability, injury or illness shall be in lieu of the compensation which Executive would otherwise receive under Article Two during such period of disability, injury or sickness.

     5.03 Termination as a Result of Executive's Death. The obligations of the Company to Executive pursuant to this Agreement shall automatically terminate upon Executive's death.

     5.04 Termination of Executive for any Other Reason.  The
Company shall have the right to terminate Executive's employment at any time at will without cause or reason as specified in Section
1.02 above on prior written notice to Executive as therein specified.

     5.05 Termination by Executive. Executive may terminate his employment by the Company at any time by written notice to Company as specified in Section 1.02 above.

     5.06 Compensation on Termination. If Executive's employment is terminated by the Company for any reason set forth in Sections 5.01, 5.02 or 5.03 above, the Company's obligation to pay Executive's Salary and bonus pursuant to the Annual Incentive Plan for the year in which such termination occurs shall cease on the date on which the termination of employment occurs and shall be prorated and accrued to the date of termination. In such case Executive shall not be entitled to receive, unless otherwise required by law, any subsequent Other Benefits. If Executive's employment is terminated as set forth in Sections 5.04 or 5.05, subject to its rights as specified in Section 1.02, the Company shall be obligated to continue to pay to Executive his then current Salary and Other Benefits accrued up to and including the date on which Executive's employment is so terminated. The Special Bonus provided for in Section 2.03 will be payable on the dates provided in Section 2.03 regardless if termination occurs through Section
5.01. 5.02, 5.03, 5.04 or 5.05.

                           ARTICLE SIX

                             REMEDIES

     6.01 Executive acknowledges that the restrictions contained in this Agreement will not prevent him from obtaining such other gainful employment he may desire to obtain or cause him any undue hardship and are reasonable and necessary in order to protect the legitimate interests of Company and that violation thereof would result in irreparable injury to Company. Executive therefor acknowledges and agrees that in the event of a breach or threatened breach by Executive of the provisions of Article Three or Article Four or Section 1.04, Company shall be entitled to an injunction restraining Executive from such breach or threatened breach and Executive shall lose all rights to receive any payments under
Section 5.06. Nothing herein shall be construed as prohibiting or limiting Company from pursuing any other remedies available to Company for such breach or threatened breach, the rights hereinabove mentioned being in addition to and not in substitution of such other rights and remedies. The period of restriction specified in Article Four shall abate during the time of any violation thereof, and the portion of such period remaining at the commencement of the violation shall not begin to run until the violation is cured.

     6.02 Survival. The provisions of this Article Six and of Articles Three and Four shall survive the termination or expiration of this Agreement.

                          ARTICLE SEVEN

                          MISCELLANEOUS

     7.01 Assignment. Executive and Company acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties thereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the rights and obligations of the Company under this Agreement may be assigned or transferred pursuant to a sale of the business of the Company's Security Systems Division, merger, consolidation, share exchange, sale of substantially all of the Company's assets of its Security Systems Division, or other reorganization described in Section 368 of the Code, or through liquidation, dissolution or otherwise, whether or not the Company is the continuing entity, provided that the assignee, or transferee is the successor to all or substantially all of the assets of the Company's Security Systems Division and such assignee or transferee assumes the rights and duties of the Company, if any, as contained in this Agreement, either contractually or as a matter of law.

     7.02 Severability. Should any of Executive's obligations under this Agreement or the application of the terms or provisions of this Agreement to any person or circumstances, to any extent, be found illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain enforceable in accordance with their terms, or the application of such terms or provisions to persons or circumstances other than those to which it is held illegal, invalid or unenforceable. Despite the preceding sentence, should any of Executive's obligations under this Agreement be found illegal, invalid or unenforceable because it is too broad with respect to duration, geographical or other scope, or subject matter, such obligation shall be deemed and construed to be reduced to the maximum duration, geographical or other scope, and subject matter allowable under applicable law.

The covenants of Executive in Articles Three and Four and each subparagraph of Section 4.01 are of the essence of this Agreement; they shall be construed as independent of any other provision of this Agreement; and the existence of any claim or cause of action of Executive against the Company, whether predicated on the Agreement or otherwise shall not constitute a defense to enforcement by the Company of any of these covenants. The covenants of Executive shall be applicable irrespective of whether termination of employment hereunder shall be by the Company or by Executive, whether voluntary or involuntary, or whether for cause or without cause.

     7.03 Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known addresses. The address of any party may be changed by notice in writing to the other parties duly served in accordance herewith.

     7.04 Waiver. The waiver by the Company or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof. Failure by any party to claim any breach or violation of any provision of this Agreement shall not constitute a precedent or be construed as a waiver of any subsequent breaches hereof.

     7.05 Continuing Obligation. The obligations, duties and liabilities of Executive pursuant to Articles Three and Four of this Agreement are continuing, absolute and unconditional and shall remain in full force and effect as provided herein and survive the termination of this Agreement.

     7.06 Intentionally Blank

     7.07 Attorneys Fees. In the event that Executive or Company has been found to have violated any of the terms of Articles Three or Four of this Agreement either after a preliminary injunction hearing or a trial on the merits or otherwise, the losing party shall pay the prevailing party's costs and expenses, including attorneys fees, in enforcing the terms of Articles Three or Four of this Agreement.

     7.08 Advise New Companies. During Executive's employment with the Company and for two (2) years thereafter, Executive will communicate the contents of Articles Three and Four to any individual or entity which Executive intends to be employed by, associated with, or represent which is engaged in a business which is competitive to the business of Company.

     7.09 Captions. The captions of Articles and Sections this
Agreement are inserted for convenience only and are not to be construed as forming a part of this Agreement.

     7.10 Entire Agreement. This Agreement supersedes any and all other agreements, written or oral, between the parties hereto with respect to the employment of Executive by the Company and contains all of the covenants and agreements between the parties with respect to such employment. Each party acknowledges that no representations, inducements, promises, or agreements, written, oral or otherwise, have been made by any party, or anyone acting or purporting to act on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid and binding.

     7.11 Modifications. This Agreement shall not be subject to change, modification, or discharge, in whole or in part, except by written instrument signed by the parties; provided, however, that if any of the terms, provisions or restrictions of Articles Three or Four are held to be in any respect unreasonable restrictions upon Executive, then the court so holding shall reduce the territory to which it pertains and/or the period of time in which it operates or effect any other change to the extent necessary to render any of said terms, provisions or restrictions enforceable.

EXECUTIVE ACKNOWLEDGES THAT HE OR SHE HAS READ AND FULLY
UNDERSTANDS EACH AND EVERY PROVISION OF THE FOREGOING AND DOES
HEREBY ACCEPT AND AGREE TO THE SAME.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Executive                          Company

/s/ Flint Cooper                  /s/ Edward J. Richardson
                                 Title: Chairman